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                                  EXHIBIT 10.17

                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT


         This First Amendment to Employment Agreement ("Agreement"), made on October 24, 2002, is entered into by and between ICO, Inc., a Texas corporation, and its subsidiaries and affiliates (the "Company"), and Charlotte J. Fischer, a Texas resident ("Employee").


         1. Paragraph 2.7 of the Employment Agreement is hereby amended, effective as of November 1, 2002, to read as follows:

              "During the Employment Period, in lieu of use of a Company vehicle, and maintenance, repair, insurance, and fuel charges associated therewith, the Employee shall receive a monthly vehicle allowance in the sum of $1,130.00 ("Vehicle Allowance"), paid in advance on the first payday of each month. The Vehicle Allowance shall be periodically adjusted to reflect inflation. As reimbursement for fuel and vehicle-related charges incurred by Employee when using Employee's personal vehicle on Company business, Employee shall be reimbursed at the IRS reimbursement rate of $0.365 per mile (or the prevailing rate)."


         2. All terms and conditions in the Employment Agreement that are not amended or supplemented pursuant to paragraph 1 above continue to be in full force and effect between Employee and ICO, Inc.


AGREED AND ACCEPTED:

ICO, INC.

By:  /s/  Jon C. Biro                                 /s/  Charlotte J. Fischer
----------------------------                          -------------------------
                                                      Charlotte J. Fischer
Printed Name:  Jon C. Biro

Title: CFO and Treasurer




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